Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cardica, Inc.

Redwood City, CA

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of Cardica, Inc. of our report dated September 25, 2014, relating to the financial statements of Cardica, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014.

/s/ BDO USA, LLP

San Jose, California

September 25, 2014